NYSE & PSE:  LZB                 News Release           Contact:  Jim Korsnack
                                                            (313) 241-4208



              LA-Z-BOY'S SECOND QUARTER SALES AND MARGINS IMPROVE


MONROE, MI., November 15, 1994:   La-Z-Boy Chair Company's 1995 fiscal second
quarter that ended October 29, 1994 set a second quarter record with sales up 10%, and net income per share up 18% compared to the prior year's second quarter.


Financial Details
- -----------------
1995 SECOND QUARTER sales grew to $231 million vs. $209 million, an increase of 10%. Last year's second quarter sales were up 19% over the preceding year. Net income for the quarter rose to $12.1 million from $10.4 million last year for an overall gain of 16%, and a per share gain of 18% or $.67 per share vs. $.57.

1995 FIRST HALF sales were $405 million, 9% more than last year's $371 million. Excluding the effect of a year-earlier tax accounting change, net income was $16.3 million, up 14% from the prior year's $14.4 million, or $.90 per share vs. $.79.

After an accounting change, which was unrelated to operations but which raised last year's first half net income 23%, fiscal 1995 first half net income of $16.3 million compares to $17.7 million, or $.90 per share vs. $.97 last year.


Television Advertising Campaign
- -------------------------------
At the recently completed High Point Home Furnishings Market, La-Z-Boy unveiled its planned January launch of a new consumer advertising program designed to reposition La-Z-Boy as America's preeminent resource for living room and family room furniture. This new campaign is scheduled to be carried on prime time television beginning January 30th and is La-Z-Boy's first use of national television since 1989.


Chairman Comments
- -----------------
La-Z-Boy Chairman and President Charles T. Knabusch said, "Most of our dealers enjoyed strong business in recent months. The La-Z-Boy proprietary store business also remains strong, validating the direction and programs we've undertaken.

Mr. Knabusch said, "With the growth La-Z-Boy has experienced in all categories, particularly major upholstery, it became evident that we needed to expand our presentation so retailers could be exposed to the depth and breadth of the La-Z-Boy line. As a result, we enlarged our High Point showroom presentation from 29,000 square feet to nearly 60,000 square feet. The expansion of our showroom, coupled with the new advertising program, resulted in an overwhelmingly positive response from our dealers. We anticipate that our placements of major upholstery on retail floors will increase measurably in the coming months."

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Form 10-Q on EDGAR
- ------------------
La-Z-Boy has electronically filed its second quarter FORM 10-Q with the Securities and Exchange Commission via their EDGAR system. Among other things, this filing includes the balance sheet, income statement and cash flow statement and additional management discussion.

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             La-Z-Boy Chair Company Financial Information Release      1 of 4
                      CONSOLIDATED SUMMARY OF OPERATIONS              11/15/94

                (Amounts in thousands, except per share data)

                                     SECOND QUARTER ENDED  (UNAUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------            Percent of Sales
                               Oct. 29,  Oct. 23,  % Over    ----------------
                                 1994      1993    (Under)    1994     1993
                               --------  --------  -------   -------  -------
Sales                          $230,586  $209,044     10%     100.0%   100.0%
Cost of sales                   166,816   152,160     10%      72.3%    72.8%
                               --------  --------  -------   -------  -------
  Gross profit                   63,770    56,884     12%      27.7%    27.2%

S, G & A                         43,279    39,204     10%      18.8%    18.7%
                               --------  --------  -------   -------  -------
  Operating profit               20,491    17,680     16%       8.9%     8.5%

Interest expense                    752       776     -3%       0.3%     0.4%
Other income                        601       411     46%       0.2%     0.2%
                               --------  --------  -------   -------  -------
  Pretax income                  20,340    17,315     17%       8.8%     8.3%

Income taxes                      8,262     6,900     20%      40.6%**  39.8%**
                               --------  --------  -------   -------  -------
  Net income                    $12,078   $10,415     16%       5.2%     5.0%
                               ========  ========  =======   =======  =======

 Average shares                  18,028    18,259     -1%

 Earnings per share               $0.67     $0.57     18%

 Dividends per share              $0.17     $0.15     13%

  ** As a percent of pretax income, not sales.

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             La-Z-Boy Chair Company Financial Information Release      2 of 4
                      CONSOLIDATED SUMMARY OF OPERATIONS              11/15/94

                (Amounts in thousands, except per share data)

                                       SIX MONTHS ENDED  (UNAUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------            Percent of Sales
                               Oct. 29,  Oct. 23,  % Over    ----------------
                                 1994      1993    (Under)    1994     1993
                               --------  --------  -------   -------  -------
Sales                          $404,973  $371,140      9%     100.0%   100.0%
Cost of sales                   300,470   275,207      9%      74.2%    74.2%
                               --------  --------  -------   -------  -------
  Gross profit                  104,503    95,933      9%      25.8%    25.8%

S,G & A                          76,051    71,453      6%      18.8%    19.2%
                               --------  --------  -------   -------  -------
  Operating profit               28,452    24,480     16%       7.0%     6.6%

Interest expense                  1,414     1,496     -5%       0.3%     0.4%
Other income                        887       868      2%       0.2%     0.2%
                               --------  --------  -------   -------  -------
  Pretax income                  27,925    23,852     17%       6.9%     6.4%

Income taxes                     11,577     9,463     22%      41.5%**  39.7%**
                               --------  --------  -------   -------  -------
Income before acctg. change      16,348    14,389     14%       4.0%     3.9%
Accounting change                     -     3,352     N/A          -     0.9%
                               --------  --------  -------   -------  -------
  Net income                    $16,348   $17,741     -8%       4.0%     4.8%
                               ========  ========  =======   =======  =======

 Average shares                  18,140    18,236     -1%

Earnings per share:
- -------------------
 Income before acctg. change      $0.90     $0.79     14%

 Accounting change                    -      0.18     N/A
                               --------  --------  -------
 Net income                       $0.90     $0.97     -7%
                               ========  ========  =======

 Dividends per share              $0.34     $0.30     13%

  ** As a percent of pretax income, not sales.

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             La-Z-Boy Chair Company Financial Information Release      3 of 4
                          CONSOLIDATED BALANCE SHEET                  11/15/94

                            (Dollars in thousands)

                                   Unaudited           Increase
                               ------------------     (Decrease)       Audited
                               Oct. 29,  Oct. 23,  ----------------   April 30,
                                 1994      1993    Dollars  Percent     1994
                               --------  --------  -------  -------   ---------
Current Assets
  Cash & equivalents            $12,299    $8,365   $3,934      47%    $25,926
  Receivables                   193,004   181,390   11,614       6%    183,115
  Inventories
    Raw materials                35,561    33,696    1,865       6%     31,867
    Work-in-process              33,302    31,126    2,176       7%     29,325
    Finished goods               27,885    28,530     (645)     -2%     26,676
                               --------  --------  -------  -------   --------
      FIFO inventories           96,748    93,352    3,396       4%     87,868
      Excess of FIFO over LIFO  (20,941)  (17,961)  (2,980)    -17%    (20,632)
                               --------  --------  -------  -------   ---------
        Total inventories        75,807    75,391      416       1%     67,236

  Deferred income taxes          15,849    13,720    2,129      16%     15,160
  Other current assets            8,735     6,486    2,249      35%      4,148
                               --------  --------  -------  -------   ---------
    Total Current Assets        305,694   285,352   20,342       7%    295,585

Property, plant & equipment      96,663    93,337    3,326       4%     94,277

Goodwill                         20,307    21,213     (906)     -4%     20,752

Other long-term assets           19,850    18,451    1,399       8%     19,639
                               --------  --------  -------  -------   ---------
      Total Assets             $442,514  $418,353  $24,161       6%   $430,253
                               ========  ========  =======  =======   =========

Certain prior year balance sheet items have been reclassed for comparability to the current year.

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             La-Z-Boy Chair Company Financial Information Release      4 of 4
                          CONSOLIDATED BALANCE SHEET                  11/15/94

                            (Dollars in thousands)

                                   Unaudited           Increase
                               ------------------     (Decrease)       Audited
                               Oct. 29,  Oct. 23,  ----------------   April 30,
                                 1994      1993    Dollars  Percent     1994
                               --------  --------  -------  -------   ---------
Current Liabilities
  Short-term debt                    $0      $441    ($441)   -100%         $0
  Current portion of L/T debt     1,875     2,964   (1,089)    -37%      2,875
  Accounts payable               27,170    28,508   (1,338)     -5%     21,552
  Payroll/benefits               28,561    25,125    3,436      14%     29,453
  Estimated income taxes          3,940     4,207     (267)     -6%      3,882
  Other current liabilities      18,605    16,823    1,782      11%     13,701
                               --------  --------  -------  -------   ---------
    Total Current Liabilities    80,151    78,068    2,083       3%     71,463

Long-term debt                   56,245    52,495    3,750       7%     52,495

Deferred income taxes             6,763     6,452      311       5%      6,949

Other long-term liabilities       8,286     7,160    1,126      16%      8,435

Shareholders' Equity
  17,975,406 shares, $1.00 par   17,975    18,284     (309)     -2%     18,287
  Capital in excess of par       10,412     9,192    1,220      13%     10,147
  Retained earnings             263,342   247,217   16,125       7%    263,348
  Currency translation             (660)     (515)    (145)    -28%       (871)
                               --------  --------  -------  -------   ---------
    Total Shareholders' Equity  291,069   274,178   16,891       6%    290,911
                               --------  --------  -------  -------   ---------
      Total Liabilities and
      Shareholders' Equity     $442,514  $418,353  $24,161       6%   $430,253
                               ========  ========  =======  =======   =========

Certain prior year balance sheet items have been reclassed for comparability to the current year.